UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 16, 2011 (September 11, 2011)

OPTIMUMBANK HOLDINGS, INC.

(Exact name of registrant as specified in charter)

Florida	000-50755	55-0865043
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2477 East Commercial Boulevard, Fort Lauderdale, FL 33308

(Address of Principal Executive Offices) (Zip Code)

954-776-2332

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d) Election of Directors

On September 11, 2011, our Board of Directors elected two new directors, Moishe Gubin and Seth Gillman. Each new director has been elected for a term that will expire at the 2011 annual meeting of our shareholders. Mr. Gubin, a resident of South Bend, Indiana, has served as a director of OptimumBank, the Company’s subsidiary bank, since March 2011. Mr. Gubin is a principal in several companies in the health care and pharmacy fields located in Illinois. Since 2010, he has served as the Chief Executive Officer of United Rx, LLC, a long term care pharmacy. Since 2005, he has served as the Chief Financial Officer of New York Boys Management, LLC, which provides consulting services for health care facilities, Tricare Rehab, which provides rehabilitation services for health care facilities, and Crestmark of Roselawn, a nursing facility located in Demotte, Indiana. Mr. Gubin is a licensed CPA in the State of New York.

Seth Gillman, a resident of Lincolnwood, Illinois, has served since 2005 as founder, administrator and managing member of Passages Hospice, LLC, a hospice care provider located in Elgin, Illinois. From 2001 to 2005, Mr. Gillman served as general counsel, director of business development and corporate secretary to ASTA Healthcare Company, Inc., a management company for nursing home facilities. Mr. Gillman is licensed as an attorney and nursing home administrator in the State of Illinois.

Mr. Gillman and Mr. Gubin are each expected to be named to the Company’s compensation and audit committees. The election of each new director was not pursuant to any arrangement or understanding between the new director and any third party. As of the date of this report, no new director or any member of his immediate family is a party, either directly or indirectly, to any transaction that is required to be reported pursuant to Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934.

Each new director is entitled to be compensated for his services on our Board of Directors in accordance with our compensation arrangements for non-employee directors. Each non-employee director is entitled to receive a $500.00 fee for each regularly scheduled monthly board meeting attended unless the director voluntarily waives the fee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

	By:	/s/ Richard L. Browdy
Richard L. Browdy
September 16, 2011		President and Chief Financial Officer